UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant	☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

The Chefs’ Warehouse, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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ADDENDUM TO PROXY STATEMENT

Following the printing of our 2023 Notice of Annual Meeting of Stockholders and Proxy Statement (the “2023 Proxy Statement”), we determined that the Audit and Non-Audit Fee Table appearing on page 47 of the 2023 Proxy Statement inadvertently did not reflect the full amount of audit and tax fees paid during fiscal 2022. The corrected table and footnotes are as follows and replace and supersede the table and footnotes appearing on page 47 of the 2023 Proxy Statement.

Fees Paid to BDO USA, LLP

In addition to retaining BDO to audit our financial statements for fiscal 2022, we engaged the firm from time to time during the year to perform other services. The following table sets forth the aggregate fees billed by BDO in connection with services rendered during the last two fiscal years.

	Fiscal 2022	Fiscal 2021
Fee Category	($)	($)
Audit Fees	1,952,575	1,432,485
Audit-Related Fees	-	-
Tax Fees	7,280	10,398
All Other Fees	-	-
Total	1,959,855	1,442,883

Audit Fees consist of fees billed for professional services rendered in connection with the audit of our annual financial statements, including BDO’s assessment of internal controls over financial reporting, the review of the interim financial statements included in quarterly reports and services that are normally provided by BDO in connection with regulatory or registration filings and secondary offerings.

Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.”

Tax Fees consist of fees billed for professional services for tax studies.

All Other Fees consist of fees for services other than the services reported above.

In fiscal 2022 and fiscal 2021, no services other than the audit and tax services discussed above were provided by BDO.